Exhibit 99.1
HCC INSURANCE HOLDINGS ENTERS INTO NEW
$600 MILLION REVOLVING CREDIT FACILITY
HOUSTON (March 8, 2011) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) today announced that it has entered into a new loan agreement with a syndicate of banks for a four-year $600 million revolving loan facility. The new facility replaces the Company’s existing $575 million revolving loan facility, which was due to expire in December 2011.
Wells Fargo acted as lead arranger and administrative agent, Bank of America and Barclays Bank acted as co-syndication agents, and JPMorgan Chase and Royal Bank of Scotland acted as co-documentation agents on the new facility.
“We are very pleased to enter into this new credit agreement with our syndicate of leading banks which provides HCC with liquidity and financial flexibility for the future, supporting HCC’s continued growth,” HCC President and Chief Executive Officer John N. Molbeck, Jr. said.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland. As of December 31, 2010, HCC had assets of $9.1 billion and shareholders’ equity of $3.3 billion. HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” by Moody’s Investors Service, Inc.
For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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